AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) by and between SI FINANCIAL GROUP, INC., a Maryland chartered corporation (the “Company”), THE SAVINGS INSTITUTE BANK AND TRUST COMPANY (the “Bank”), and RHEO A. BROUILLARD (the “Executive”), originally effective September 20, 2004 and subsequently amended and restated in its entirety on December 17, 2008 for Section 409A compliance and December 13, 2013 to reflect the Bank’s second step conversion is hereby amended and restated in its entirety effective September 23, 2015 (“Effective Date”).

W I T N E S S E T H

WHEREAS, Executive continues to serve in a position of substantial responsibility;

WHEREAS, the Company and the Bank wish to continue to assure the services of Executive for the period set forth in this Agreement and under the terms and conditions outlined in this Agreement;

WHEREAS, Executive is willing to continue to serve in the employ of the Bank and the Company on a full-time basis for said period.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.    Employment. Executive is employed as the President and Chief Executive Officer of the Company and the Bank. Executive shall perform all duties and shall have all powers which are commonly incident to the offices of President and Chief Executive Officer of the Company and the Bank or which, consistent with those offices, are delegated to him by the Boards of Directors of the Company and the Bank (the “Boards of Directors”). During the term of this Agreement, Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary of the Company and the Bank and in such capacity will carry out such duties and responsibilities reasonably appropriate to that office.

2.    Location and Facilities. The Executive will be furnished with the working facilities and staff customary for executive officers with the title and duties set forth in Section 1 and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Company and the Bank, or at such other site or sites customary for such offices.

3.    Term.

a.    The term of this Agreement shall expire on September 23, 2018, unless otherwise extended under Section 3(b) of this Agreement.

b.    Commencing on or before December 31, 2016 and continuing on each December 31st thereafter (“anniversary date”), the Bank and the Company may extend the Agreement for an

US2008 7473109 3

additional year, unless Executive elects not to extend the term of this Agreement by giving proper written notice in accordance with this Agreement. The Compensation Committee of the Board of Directors will review the Agreement and Executive’s performance annually prior to each anniversary date for purposes of determining whether to extend the term of the Agreement. The rationale and results of the discussions shall be included in the Compensation Committee minutes. The Bank and/or the Company shall give notice to the Executive as soon as possible after each such review as to whether the Agreement is to be extended.

i.Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank, the Company and the Executive may mutually agree.

4.    Base Compensation.

a.    The Company and the Bank agree to pay the Executive during the term of this Agreement a base salary at the rate of $426,164 per year, payable in accordance with customary payroll practices.

b.    The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall review annually the rate of the Executive’s base salary based upon factors it deems relevant, and may maintain or increase his salary, provided that no such action shall reduce the rate of salary below the rate in effect on the Effective Date.

c.    In the absence of action by the Committee or the Boards of Directors, the Executive shall continue to receive salary at the annual rate specified on the Effective Date or, if another rate has been established under the provisions of this Section 4, the rate last properly established by action of the Board under the provisions of this Section 4. The Executive’s salary, as the same maybe modified from time to time, is referred to in this Agreement as the “Base Salary.”

5.    Bonuses. The Executive shall be eligible to participate in discretionary bonuses or other incentive compensation programs that the Company and the Bank may award from time to time to senior management employees pursuant to bonus plans or otherwise.

6.    Benefit Plans. The Executive shall be entitled to participate in such life insurance, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements as may be approved from time to time by the Company and the Bank for the benefit of their employees.

7.    Vacation and Leave.

a.    The Executive shall be entitled to paid vacations and other leave in accordance with policy for senior executives, or otherwise as approved by the Board.

b.    In addition to paid vacations and other leave, the Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion determine.

US2008 7473109 3

Further, the Board may grant to the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

8.    Expense Payments and Reimbursements. The Executive shall be reimbursed for all reasonable out-of-pocket business expenses that he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Company and the Bank.

9.    Automobile Allowance. During the term of this Agreement, the Executive shall be entitled to an automobile allowance on terms no less favorable that those in effect immediately prior to the execution of this Agreement. Executive shall comply with reasonable reporting and expense limitations on the use of such automobile as may be established by the Company or the Bank from time to time, and the Company or the Bank shall annually include on Executive’s Form W-2 any amount of income attributable to Executive’s personal use of such automobile.

10.    Loyalty and Confidentiality.

a.    During the term of this Agreement Executive: i. shall devote all his time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Company and the Bank or any of their subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation and ii. shall not engage in any business or activity contrary to the business affairs or interests of the Company and the Bank.

b.    Nothing contained in this Agreement shall prevent or limit Executive’s right to invest in the capital stock or other securities of any business dissimilar from that of the Company and the Bank, or, solely as a passive, minority investor, in any business.

c.    Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Company and the Bank; the names or addresses of any of its borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Company and the Bank to which he may be exposed during the course of his employment. The Executive further agrees that, unless required by law or specifically permitted by the Board in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor shall he employ such information in any way other than for the benefit of the Company and the Bank.

11.    Termination and Termination Pay. Subject to Section 12 of this Agreement, Executive’s employment under this Agreement may be terminated in the following circumstances:

a.    Death. Executive’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event Executive’s estate shall be entitled to receive the compensation due to the Executive through the last day of the calendar month in which his death occurred.

US2008 7473109 3

b.    Retirement. This Agreement shall be terminated upon Executive’s retirement under the retirement benefit plan or plans in which he participates pursuant to Section 6 of this Agreement or otherwise.

c.    Disability.

i.    The Board or Executive may terminate Executive’s employment after having determined Executive has a Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform his duties under this Agreement and that results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Company and the Bank (or, if there are no such plans in effect, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Board shall determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant. As a condition to any benefits, the Board may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate.

ii.
In the event of such Disability, Executive’s obligation to perform services under this Agreement will terminate. The Bank will pay Executive, as Disability pay, an amount equal to one hundred percent (100%) of Executive’s bi-weekly rate of base salary in effect as of the date of his termination of employment due to Disability. Disability payments will be made on a monthly basis and will commence on the first day of the month following the effective date of Executive’s termination of employment for Disability and end on the earlier of: (A) the date he returns to full-time employment at the Bank in the same capacity as he was employed prior to his termination for Disability; (B) his death; or (C) upon attainment of age 65. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to the Executive under any other disability programs sponsored by the Company and the Bank. In addition, during any period of Executive’s Disability, Executive and his dependents shall, to the greatest extent possible, continue to be covered under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) of the Company and the Bank, in which Executive participated prior to his Disability on the same terms as if Executive were actively employed by the Company and the Bank.

d.    Termination for Cause.

i.	The Board may, by written notice to the Executive in the form and manner specified in this paragraph, immediately terminate his employment at any

US2008 7473109 3

time, for “Cause”. The Executive shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for “Cause” shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform stated duties under this Agreement;

(6)
Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Company or the Bank, any felon conviction, any violation of law involving moral turpitude or a final cease-and-desist order; or

(7)	Material breach by Executive of any provision of this Agreement.

ii.
Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause by the Company and the Bank unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of such Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel), of finding that in the good faith opinion of the Board, Executive was guilty of the conduct described above and specifying the particulars thereof.

e.    Voluntary Termination by Executive. In addition to his other rights to terminate under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Boards, in which case Executive shall receive only his compensation, vested rights and employee benefits up to the date of his termination.

f.    Without Cause or With Good Reason.

i.
In addition to termination pursuant to Sections 11a. through 11e. the Boards, may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”) and Executive may, by written notice to the Board, immediately terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason” as defined below (a termination “With Good Reason”).

US2008 7473109 3

ii.
Subject to Section 12 of this Agreement, in the event of termination under this Section 11f., Executive shall be entitled to receive his base salary for the remaining term of the Agreement paid in one lump sum within ten (10) calendar days of such termination. Also, in such event, Executive shall, for the remaining term of the Agreement, receive the benefits he would have received during the remaining term of the Agreement under any retirement programs (whether tax-qualified or non-qualified) in which Executive participated prior to his termination (with the amount of the benefits determined by reference to the benefits received by the Executive or accrued on his behalf under such programs during the twelve (12) months preceding his termination) and continue to participate in any benefit plans of the Company or the Bank that provide health (including medical and dental), life or disability insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Company and the Bank during such period. In the event that the Company and the Bank are unable to provide such coverage by reason of Executive no longer being an employee, the Company and the Bank shall provide Executive with comparable coverage on an individual policy basis.

iii.	For purposes of this Agreement a termination With Good Reason shall occur if the conditions stated in both clauses (x) and (y) of this Section 11(f) are satisfied:

(x)    a voluntary termination by the Executive shall be considered a termination With Good Reason if any of the following occur without the Executive’s written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s written consent:

(1)    a material diminution of the Executive’s Base Salary (unless the reduction is part of a company-wide or executive-level restructuring of compensation),

(2)    a material diminution of the Executive’s authority, duties, or responsibilities, or

(3)    a change in the geographic location at which the Executive must perform services for the Company by more than 25 miles from such location at the effective date.

(y)    the Executive must give notice to the Company or the Bank of the existence of one or more of the conditions described in clause (x) within sixty (60) days after the initial existence of the condition, and the Company or the Bank shall have thirty (30) days thereafter to remedy the condition. In addition, the Executive’s voluntary termination With Good Reason must occur within ninety (90) days after the initial existence of one or more of the conditions set forth in (x)(1) – (x)(3) above.

US2008 7473109 3

g.    Continuing Covenant Not to Compete or Interfere with Relationships. Regardless of anything herein to the contrary, following a termination by the Company and the Bank or Executive pursuant to Section 11f of this Agreement:

i.	Executive’s obligations under Section 10c. of this Agreement will continue in effect; and

ii.
During the period ending on the first anniversary of such termination, the Executive shall not serve as an officer, director or employee of any bank holding company, bank, savings bank, savings and loan holding company, or mortgage company (any of which, a “Financial Institution”) which Financial Institution offers products or services competing with those offered by the Bank from any office within fifty (50) miles from the main office or any branch of the Bank and shall not interfere with the relationship of the Company and the Bank and any of its employees, agents, or representatives.

12.    Termination in Connection with a Change in Control.

a.    For purposes of this Agreement, a Change in Control means any of the following events:

i.
Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

ii.
Acquisition of Significant Share Ownership: There is filed or required to be filed a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

iii.
Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause iii., each director who is first elected by the board (or

US2008 7473109 3

first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iv.	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

b.    Termination. If within the period ending two (2) years after a Change in Control, (i) the Company and the Bank shall terminate the Executive’s employment Without Cause, or (ii) Executive voluntarily terminates his employment With Good Reason, the Company and the Bank shall, within ten calendar days of the termination of Executive’s employment, make a lump-sum cash payment to him equal to 2.99 times the Executive’s average Annual Compensation over the five (5) most recently completed calendar years ending with the year immediately preceding the effective date of the Change in Control. In determining Executive’s average Annual Compensation, Annual Compensation shall include base salary and any other taxable income, including but not limited to amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses (whether paid or accrued for the applicable period), as well as, retirement benefits, director or committee fees and fringe benefits paid or to be paid to Executive or paid for Executive’s benefit during any such year, profit sharing, employee stock ownership plan and other retirement contributions or benefits, including to any tax-qualified plan or arrangement (whether or not taxable) made or accrued on behalf of Executive of such year. The cash payment made under this Section 12b. shall be made in lieu of any payment also required under Section 11f. of this Agreement because of a termination in such period. Executive’s rights under Section 11f. of this Agreement are not otherwise affected by this Section 12. Also, in such event, the Executive shall, for a thirty-six (36) month period following his termination of employment, receive the benefits he would have received over such period under any retirement programs (whether tax-qualified or nonqualified) in which the Executive participated prior to his termination (with the amount of the benefits determined by reference to the benefits received by the Executive or accrued on his behalf under such programs during the twelve (12) months preceding the Change in Control) and continue to participate in any benefit plans of the Company and the Bank that provide health (including medical and dental), life or disability insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives of during such period. In the event that the Company and the Bank are unable to provide such coverage by reason of the Executive no longer being an employee, the Company and the Bank shall provide the Executive with comparable coverage on an individual policy.

c.    The provisions of Section 12 and Sections 14 through 27, including the defined terms used is such sections, shall continue in effect until the later of the expiration of this Agreement or two (2) years following a Change in Control.

US2008 7473109 3

13.    Indemnification and Liability Insurance.

a.    Indemnification. The Company and the Bank agree to indemnify the Executive (and his heirs, executors, and administrators), and to advance expenses related thereto, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been a director or Executive of the Company, the Bank or any of their subsidiaries (whether or not he continues to be a director or Executive at the time of incurring any such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court costs, and attorney’s fees and the cost of reasonable settlements, such settlements to be approved by the Board, if such action is brought against the Executive in his capacity as an Executive or director of the Company and the Bank or any of their subsidiaries. Indemnification for expense shall not extend to matters for which the Executive has been terminated for Cause. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Section 13 shall survive the term of this Agreement by a period of six (6) years.

b.    Insurance. During the period in which indemnification of the Executive is required under this Section, the Company and the Bank shall provide the Executive (and his heirs, executors, and administrators) with coverage under a directors’ and Executives’ liability policy at the expense of the Company and the Bank, at least equivalent to such coverage provided to directors and senior Executives of the Company and the Bank.

14.    Reimbursement of Executive’s Expenses to Enforce this Agreement. The Company and the Bank shall reimburse the Executive for all out-of-pocket expenses, including, without limitation, reasonable attorney’s fees, incurred by the Executive in connection with successful enforcement by the Executive of the obligations of the Company and the Bank to the Executive under this Agreement. Successful enforcement shall mean the grant of an award of money or the requirement that the Company and the Bank take some action specified by this Agreement: i. as a result of court order; or ii. otherwise by the Company and the Bank following an initial failure of the Company and the Bank to pay such money or take such action promptly after written demand therefor from the Executive stating the reason that such money or action was due under this Agreement at or prior to the time of such demand.

15.    Potential Limitation of Benefits Under Certain Circumstances. Notwithstanding any other provisions of this Agreement, in the event that (x) the aggregate payments or benefits to be made or afforded to the Executive under this Agreement or otherwise, which are deemed to be parachute payments as defined in Section 280G of the Code, or any successor thereof (the “Termination Benefits”), would be deemed to include an “excess parachute payment” under Section 280G of the Code; and (y) if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Section 280G of the Code and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (1) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (2) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the

US2008 7473109 3

Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits shall be first deducted from the cash payment due under Section 11 of this Agreement.  Notwithstanding the foregoing, if required by regulation, the Company and the Bank shall not pay the Executive severance benefits under this Agreement in excess of three (3) times his average annual compensation (or, if required, such other amount that may be permitted by the Office of the Comptroller of the Currency pursuant to regulation or regulatory guidance). The Company’s independent public accountants will determine the value of any reduction in the payments and benefits; the Company will pay for the accountants’ opinion. If the Company, Bank and/or the Executive do not agree with the accountants’ opinion, the Company will pay to the Executive the maximum amount of payments and benefits pursuant to this Agreement or otherwise, as selected by Executive, that the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible and subject to the excise tax imposed under Section 4999 of the Code. The Company may also request, and the Executive has the right to demand that, a ruling from the IRS as to whether the disputed payments and benefits have such tax consequences. The Company or the Bank will promptly prepare and file the request for a ruling from the IRS, but in no event will the Company or the Bank make this filing later than thirty (30) days from the date of the accountant’s opinion referred to above. The request will be subject to the Executive’s approval prior to filing; the Executive shall not unreasonably withhold his approval. The Company, Bank and the Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any IRS rulings, together with interest at the applicable federal rate provided for in Section 7872(1)(2) of the Code. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to this Section 15 hereof, or a reduction in the payments and benefits specified, below zero.

16.    Injunctive Relief. If there is a breach or threatened breach of Section 11g. of this Agreement or the prohibitions upon disclosure contained in Section 10c. of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and that the Company and the Bank shall be entitled to injunctive relief restraining the Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach. The parties hereto likewise agree that the Executive, without limitation, shall be entitled to injunctive relief to enforce the obligations of the Company and the Bank under this Agreement.

17.    Successors and Assigns.

a.    This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company and the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company and the Bank.

b.    Since the Company and the Bank are contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company and the Bank.

18.    No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment

US2008 7473109 3

shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

19.    Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Company and/or the Bank at their principal business offices and to Executive at his home address as maintained in the records of the Company and the Bank.

20.    No Plan Created by this Agreement. Executive, the Company and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and each party expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process that such a plan was so created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion.

21.    Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

22.    Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Connecticut shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

23.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

24.    Headings. Headings contained herein are for convenience of reference only.

25.    Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs or arrangements described in Sections 5 and 6.

26.    Required Provisions.

In the event any of the provisions of this Section 26 are in conflict with the other terms of this Agreement, this Section 26 shall prevail.

a.    The Bank’s board of directors may terminate Executive’s employment at any time, but any termination by the Bank, other than termination for Just Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

US2008 7473109 3

b.    If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

c.    If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

d.    If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

e.    All obligations under this contract shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Bank (i) by the director of the Office of the Comptroller of the Currency (the “OCC”) or her or her designee (the “Director”), at the time the OCC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director, at the time the Director approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of Executive that have already vested, however, shall not be affected by such action.

f.    Any payments made to employees pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

27.     Section 409A of the Code.

a.    This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by

US2008 7473109 3

December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with b. below. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

b.    If when separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 11f. ii of this Agreement or 12b. of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Bank or the Company will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 11f. ii. or 12b. of this Agreement to Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

c.    If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 11f.ii. or 12b. of this Agreement it is not possible to continue coverage for Executive and his dependents, or (y) when a separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 11f.ii. or 12b. of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Bank or the Company shall pay to Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had Executive’s employment not terminated, assuming continued coverage for 36 months. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 27b. of this Agreement applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

d.    References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

US2008 7473109 3

IN WITNESS WHEREOF, the parties hereto have executed this amended and restated Agreement on September 23, 2015.

Attest:                            SI FINANCIAL GROUP, INC.

/s/ Michael Garvey                     By:/s/ Mark Alliod

Attest:                            SAVINGS INSTITUTE BANK
AND TRUST COMPANY

/s/ Michael Garvey                    By:    /s/ Mark Alliod

Witness:                        EXECUTIVE

/s/ Jennifer Saladin                    /s/ Jennifer Saladin

US2008 7473109 3